SUMMIT PORTFOLIO ADVISORS, LLC

12606 Julian Street

Broomfield, Colorado 80020

                                                                                                                            January 6, 2010

Northern Lights Fund Trust

c/o Andrew Rogers, President

450 Wireless Blvd

Hauppauge, NY 11788

Re: Advisory Fee Waivers for The Collar Fund

Dear Mr. Rogers:

As you are aware, Summit Portfolio Advisors, LLC (the “Adviser”) has contractually agreed to waive a portion of its advisory fees for the benefit of The Collar Fund (the “Fund”).  The Adviser hereby agrees, as of the date hereof, to waive or limit its advisory fees so that such fees, on an annual basis, do not exceed 0.49% of the Fund’s average daily net assets that exceed $50 million. This Agreement shall become effective on the date first above written and shall remain in effect until at least January 1, 2013.  This agreement can be terminated only upon the approval of the Northern Lights Fund Trust Board of Trustees.

Sincerely, /s/ Thomas J. Schwab Thomas J. Schwab Chief Investment Officer Summit Portfolio Advisors, LLC	Approved and accepted on behalf of the Fund, /s/ Andrew Rogers Andrew Rogers President Northern Lights Fund Trust